UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 14, 2007

COMSYS IT PARTNERS, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27792	56-1930691
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Post Oak Parkway, Suite 1800, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 386-1400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2007, the Compensation Committee (the "Committee") of COMSYS IT Partners, Inc. (the "Company") approved terms for the departure of Chief Financial Officer Joseph C. Tusa, Jr., who is leaving the Company on January 2, 2008, as previously reported.

The Committee approved the payment to Mr. Tusa of an advance against his 2007 bonus at target levels, if, in management’s reasonable estimation, such bonus target was achieved, within 10 days of his termination date. The balance, if any, will be paid after the completion of the 2007 audit simultaneously with the payment of other bonuses to executive officers. Additionally, 19,980 restricted shares scheduled to vest on January 1, 2008, which Mr. Tusa is entitled to under the terms of the Company’s 2004 Management Incentive Plan, will vest (including 6,660 shares which were eligible to vest based on the Company’s achievement of the 2007 bonus target). All remaining, unvested shares held by Mr. Tusa will be forfeited. Also, in accordance with Company policies, Mr. Tusa’s unused paid-time-off will be paid within 10 days after his termination date, and he will be eligible for COBRA health insurance coverage beginning after his termination date.

Additionally, the Committee approved the 2008 base salary and bonus target for Amy Bobbitt, the Company’s Senior Vice President and Chief Accounting Officer. The terms are as follows to be effective January 2, 2008:

1. 2008 base salary of $250,000; and
2. 2008 bonus potential target of 50% of base salary.

The Committee also plans to approve a 2008 equity grant for Ms. Bobbitt in conjunction with the approval of equity grants for the other executive officers generally approved later in the fourth quarter.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSYS IT PARTNERS, INC.

November 20, 2007	By:	Amy Bobbitt

Name: Amy Bobbitt
Title: Senior Vice President and Chief Accounting Officer